PANORAMA SERIES FUND, INC.

                          ARTICLES SUPPLEMENTARY

     Panorama Series Fund, Inc., a Maryland corporation (the
"Corporation"), having its principal office in Maryland in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Article IV of the Corporation's Articles of Incorporation, the Corporation has the authority to issue three billion (3,000,000,000) shares of capital stock of all series. Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of the Corporation's Articles of Incorporation, the Board of Directors has duly re-classified five hundred million (500,000,000) of the authorized but unissued shares of the Corporation's capital stock, classifying two hundred million (200,000,000) of said shares as additional shares of the Growth Portfolio series and classifying three hundred million (300,000,000) of said shares as additional shares of the Total Return Portfolio series, so that the number of shares of the Corporation's capital stock allocated to each series that the Corporation has authority to issue is as follows:

     Series                                  Number of Shares
     Money Market Portfolio                  150,000,000

     Government Securities Portfolio         150,000,000

     Income Portfolio                        150,000,000

     Total Return Portfolio                  950,000,000

     Growth Portfolio                        350,000,000

     Aggressive Growth Portfolio             150,000,000

     International Equity Portfolio          150,000,000

     LifeSpan Capital Appreciation Portfolio 200,000,000

     LifeSpan Balanced Portfolio             200,000,000

     LifeSpan Diversified Income Portfolio   200,000,000

          Authorized but Unallocated to any Portfolio
350,000,000


     SECOND: The terms of the Common Stock in each such series are as set forth in Article IV of the Corporation's Articles of Incorporation.

     THIRD: These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

     IN WITNESS WHEREOF, Panorama Series Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on this 29th day of August, 1996.

                                        PANORAMA SERIES FUND, INC.


WITNESS:  /s/ Robert G. Zack            By:  /s/ Andrew J. Donohue
          Robert G. Zack                Andrew J. Donohue
          Assistant Secretary           Vice President

     THE UNDERSIGNED, Vice President of Panorama Series Fund, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


/s/ Andrew J. Donohue
Andrew J. Donohue
Vice President









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